Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT OF CARROLL C. MARKLEY

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto between MILLENNIUM BANK, N.A., a national banking association and its successors and assigns (the “Bank”) and MILLENNIUM BANKSHARES CORPORATION and its successors and assigns (referred to herein as “Millennium Bankshares” or the “Holding Company”) (the Bank, the Holding Company, and the Successor Employer, as such term is used herein, are collectively referred to herein as the “Employer”), and CARROLL C. MARKLEY (“Executive”). Whenever the term “Employer” is used herein, that term shall be deemed synonymous with the terms “Bank,” “Holding Company” or “Boards,” whenever the context so requires.

1. EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1 Positions and Titles. The Employer hereby agrees to employ the Executive in the positions of sole Chairman, sole President, and sole Chief Executive Officer of the Holding Company and sole Chairman and sole Chief Executive Officer of the Bank, and the Executive hereby accepts such positions and agrees to serve the Employer in such capacities during the employment period set forth in Section 2 below, subject to earlier termination as provided hereunder (the “Employment Period”). The Executive shall serve as Chairman and voting member of the Executive Committees of the Boards of Directors of the Bank and of the Holding Company and such other committees as the Boards may designate, subject to the terms hereof. The Executive shall perform such job duties and responsibilities as determined in discussion with the Boards of Directors of the Bank and of the Holding Company (“Boards”) and in accordance with the Employer’s Bylaws. Executive shall be Chief Executive Officer of the Bank and the President of the Holding Company until a suitable replacement has been designated by Employer and approved by the Office of the Controller of the Currency of the United States (“O.C.C.”) and the Federal Reserve Bank. At such time as a suitable replacement has been designated, and without any loss or change in Executive’s compensation and benefits, Executive shall retain the titles, positions and duties of Chairman of the Bank and Chairman and Chief Executive Officer of the Holding Company, and, at the Executive’s discretion, the title Chief Executive Officer of the Bank, and shall perform such services and duties as are customarily performed and exercised by a person holding any such office.

1.2 Reporting Relationship. The Executive shall report to the Boards of Directors of the Bank and of the Holding Company (the “Executive’s Manager”). The Executive shall be subject to, and shall act in accordance with, all reasonable legal instructions and directions of the Executive’s Manager which are commensurate with duties and responsibilities of similar level Executives of institutions comparable to the Employer, as well as any other duties as may from time to time be reasonably assigned by the Employer that are commensurate with Executive’s position. Regarding the relationships and duties of the parties to this Agreement, the Executive shall not be required by Employer, as a part of his duties, to perform or to participate in any activity that constitutes a violation of any local, state, or federal law, rule, ordinance, or regulation.

1.3 Employer Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Employer that are otherwise consistent with the terms of this Agreement.

1.4 Full Attention. During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote Executive’s full business time, energy and attention to the performance of Executive’s duties and responsibilities hereunder. During the Employment Period, the Executive shall at all times operate in accordance with the Bank’s Ethics Policy and may not, without the prior written consent of the Boards of Directors of the Bank and the Holding Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any other entity or business that is not related to the Bank and the

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Holding Company, provided that it shall not be a violation of the foregoing for the Executive: (i) to act or serve as a director on the boards of directors of any type of non-profit, civil, cultural, philanthropic or professional organization; (ii) to manage Executive’s own personal passive investments; or (c) to serve, with the written consent of the Executive’s Manager, on the board of directors of for-profit entities, so long as such activities do not violate the Employer’s policy on external directorship or materially interfere with the performance of Executive’s duties and responsibilities to the Employer as provided hereunder.

2. TERM OF EMPLOYMENT.

2.1 Effective Date. The Effective Date of this Agreement shall be the date as set forth in Addendum A.

2.2. Term. The term of this Agreement shall at all times be two (2) years, which means that at the end of every day, the term of this Agreement shall be extended for one day, unless and until the Agreement is terminated by either party in accordance with Section 4 of this Agreement.

3. COMPENSATION

3.1 Base Salary. For all services that the Executive may render to Employer during the term hereof, Employer shall pay to Executive, and Executive shall accept from the Employer, a monthly base salary in the amount set forth on Addendum A attached hereto, payable on the Employer’s standard pay schedule, subject to such deductions as may be required by law. Executive’s base salary may not be decreased at any time during this Agreement without the express written consent of the Executive. The base salary may be increased at the sole discretion of the Boards but nothing herein shall be deemed to require any such increase.

3.2 Incentive Compensation/Bonus. Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as set forth in Addendum A hereto.

3.3 Stock Options. In addition to the options granted in Section 5 of the Agreement dated February 8, 2001, which shall continue in accordance with the terms of that Agreement, Executive will be eligible to receive additional stock options and/or restricted stock as may be awarded by the Board in its sole discretion.

3.4. Expenses. Upon Executive’s presentation to Employer of expense reports acceptable to Employer and which are in sufficient detailed form to comply with standards of deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Executive for such expenses hereunder, including but not limited to such expenses set forth in Addendum A.

3.5 Benefits. Executive shall receive: health, hospitalization, dental, and prescription insurance policy covering the Executive at no cost to the Executive other than such medical deductible as may be applicable to all other Executives of the Employer, and, if the Executive desires, covering the dependents and spouse of the Executive, if any, at no cost to the Employer; Flexible Spending Account; term life insurance and paid time-off benefits as are provided to similarly situated Executives of the Employer; and the opportunity to participate in any standard Executive benefit as may be in effect during the term of this Agreement. During the Employment Period on and after the Effective Date (except as noted in this paragraph), Employer shall furnish to Executive an automobile of his choice, which may be leased by Executive or the Employer.

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4. TERMINATION OF EMPLOYMENT

Executive’s employment with the Employer may be terminated, prior to the expiration of any term of this Employment Agreement, in accordance with any of the following provisions:

4.1 Resignation of Executive. The Executive may terminate Executive’s employment by giving the Employer sixty (60) days advance notification in writing, unless waived by two-thirds majority vote of the Boards, inclusive of the Executive.

4.2 Termination By The Employer For Cause. The Employer, at any time and without notice (except as required below), may terminate the Executive for “Cause.” Termination by the Employer of the Executive for “Cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Employer to criminal or civil liability; or (e) breach of the Executive’s duty of loyalty to the Employer or diversion or usurpation of corporate opportunities properly belonging to the Employer; and (f) willful disregard of material Employer policies and procedures. Executive shall not be terminated for cause under subsection (f) unless the Employer first has provided Executive with written notice that the Employer considers the Executive to be in violation of his obligations under one or more of the foregoing subsections and Executive fails, within sixty (60) days of such notice, to cure the conduct that has given rise to the notice.

Discharge for “Cause” will require a two-thirds majority vote of the Boards, inclusive of Executive. Termination of Executive’s employment for Cause shall include termination as an employee, officer and director of Employer.

In the event of a termination by the Employer for Cause, Executive shall be entitled to receive only that base salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Employer policy. Executive shall not be entitled to receive any portion of Executive’s target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period completed prior to the date of termination.

4.3 Termination By The Bank Without Cause. The Employer may terminate Executive’s employment without cause by a two-thirds majority vote of the Boards, including Executive, at any time during the term of this Agreement, by giving the Executive thirty (30) days’ written notice of such termination, during which notice period Executive will continue to receive normal compensation and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Bank.

If Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide Executive: (a) a lump sum payment consisting of Executive’s Base Salary for 24 months; (b) a lump sum payment consisting of Executive’s bonus target for the year in which the termination without cause occurs; and (c) payment by the Bank of Executive’s COBRA coverage for 18 months, provided Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA.

Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to Executive as a result of a Termination Without Cause are conditioned upon and

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subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.

4.4 Termination By Death, Complete Disability, or Bank Ceasing Operations. The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Bank ceases operations or if the Executive is unable to perform the duties of Executive’s position due to Executive’s death or disability (as defined below). In the event of termination due to death or disability, the Executive’s heirs, beneficiaries, successors, or assigns shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive’s heirs, beneficiaries, successors, or assigns. For purposes of this Agreement, “disability” shall be defined as the Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodations, as a result of the Executive’s physical or mental impairment or illness, for a period in excess of four months in any twelve month period.

5. CONFIDENTIALITY AND NONDISCLOSURE

5.1 Non-Disclosure of Confidential Information. Executive recognizes that Executive’s position with Employer is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Employer. Executive agrees that Executive shall not, while employed by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Employer, except such use or disclosure is in the discharge of Executive’s duties and obligations on behalf of the Employer.

5.2 Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Employer not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Employer or (b) the business of any Employer customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

5.3 Return of Materials and Equipment. Executive further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by Executive or made available to Executive while employed by Employer concerning any Employer activity shall be the property of Employer and shall be delivered to Employer upon termination of Executive’s employment or at any other time upon request. Executive also agrees to return any and all equipment belonging to the Employer on or before Executive’s last day of employment with Employer.

5.4 No Prior Restrictions. The Executive hereby represents and warrants to the Employer that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer (a “Former Employer”). The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, Executive intends to honor such obligation and the Employer hereby agrees not to knowingly request the Executive to disclose such confidential information.

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6. POST-EMPLOYMENT RESTRICTIONS

6.1 Non-Interference With Customers. Executive further agrees that, during the Employment Period and for a period of twelve months thereafter, Executive shall not undertake to interfere with the Employer’s relationship with any Bank customer. This means, among other things, that Executive shall refrain: (i) from making disparaging comments about the Bank or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with the Bank; or (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by the Bank; or (iv) from assisting any person or entity in doing any of the foregoing.

6.2 Non-Solicitation and Non-Hiring of Employees. Executive agrees that, during the Employment Period and for a period of one (1) year following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Bank to leave their employment with the Bank; (ii) hire or employ, or attempt to hire or employ, any person employed by the Bank; or (iii) assist any other person or entity in the hiring of any person employed by the Bank. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by the Bank.

6.3 Non-Competition. Executive agrees that for one (1) year following the Employment Period he will not engage (either individually or as an Executive or representative of any other person or entity) in banking activities (other than personal banking), in which chartered national or state banks may at that time legally be engaged, within a ten (10) mile radius of the Bank’s headquarters.

6.4 Reasonableness. Executive understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit Executive from seeking employment with another financial institution or entity (except as set forth in Section 4.1 above), but merely restrict Executive’s ability, during the Employment Period and for a period of 12 months thereafter, to interfere with or hinder the Bank’s relationships with its employees and customers.

6.5 Remedies. In the event that Executive breaches any of the covenants contained herein in paragraphs 6.1 through 6.4, the Employer shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages. The prevailing party in the event of such action shall be entitled to recover reasonable attorney’s fees and costs. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to Employer which will not be adequately compensable in monetary damages, and that in addition to any remedy that Employer may have at law, the Employer may obtain such preliminary or permanent injunction or decree as may be necessary to protect Employer against, or on account of, any breach of the provisions contained herein.

7. CHANGE IN CONTROL

In the event Executive’s employment is terminated within six (6) months prior or twelve (12) months following a Change in Control, the provisions of this section shall apply.

7.1 Change in Control Defined: A “Change in Control” is deemed to have taken place if any of the following events occurs: (a) The shareholders of Millennium Bankshares approve a transaction for the merger, consolidation, or other combination of Millennium Bankshares with another corporation or

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business entity where the Holding Company is not the Surviving Entity, as defined below; (b) The shareholders of Millennium Bankshares approve the sale of all or substantially all the assets of Millennium Bankshares where the Holding Company is not the Surviving Entity, as defined below; or (c) A Person which does not presently hold at least 10% of the shares of the Company becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or the Holding Company’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d) (3) of the Securities and Exchange Act of 1934).

7.2 “Surviving Entity” Defined. Millennium Bankshares shall not be considered the “Surviving Entity” of a transaction described in subparagraphs (a) and (b) if the individuals who constitute the Board of Directors on the date one day prior to the closing date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not Millennium Bankshares, shall hereinafter be known as the “Successor Employer”.

7.3 Payout Events. The Executive, without waiving any contractual rights afforded elsewhere in this Agreement, shall be entitled to the full and complete rights afforded by this section if, during the period that begins six (6) months prior to the Closing Date of a Change in Control event and that ends twelve (12) months following the Closing Date of a Change in Control event, the Executive: (a) is involuntarily terminated by the Employer or the Successor Employer, unless such termination is for Cause, as such term is defined in this Employment Agreement; or (b) resigns from employment with the Employer or the Successor Employer following a reduction in the Executive’s base salary or bonus opportunity; or (c) is required by the Employer or the Successor Employer to relocate the Executive’s place of employment to a location more than 25 miles from the Executive’s current place of employment; or (d) the Successor Employer reassigns Executive to a different position or title, changes or eliminates any of the positions or titles guaranteed to Executive under Section 1.1, or appoints or assigns another person to share any of the positions or titles guaranteed to Executive under Section 1.1 of this Agreement. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

7.4 Benefits Under This Section. If any of the Payout Events described above occurs, Executive shall be entitled to receive, in addition to any other post-employment benefits to which Executive may be entitled under Employer policy, the following compensation and benefits, provided the Executive has executed the separation agreement and general release described in Section 4.2 above: (a) a lump sum severance payment in the amount of base salary and target bonus for the greater of (i) the remainder of the applicable Term under this Employment Agreement or (ii) twenty-four (24) months; and (b) payment by the Employer of Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided Executive is covered under the Employer’s health plan and timely elects continued coverage under COBRA. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period under this Agreement and is not intended to provide double compensation to the Executive for any period of time. To the extent permitted under the terms of the Employer’s stock option plan and/or stock option agreements with Executive, Executive also shall fully vest in any options or restricted stock in the event of a change in control.

7.5 Excess Payments. If either the Employer or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of the Employer (the “Tax Advisor”), that the payment by the Employer to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), the aggregate payments by the Employer pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by the Employer under this Agreement without having any portion of any amount payable to the Executive by the Employer or a related entity under this Agreement or otherwise treated as

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such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by the Employer to the Executive under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by the Employer to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

8. GENERAL PROVISIONS.

8.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Employer or Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Employer, or to the address of record of the Executive on file at the Employer.

8.2 Amendments: Entire Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. With the exception of Executive’s right to receive compensation (including, but not limited to performance bonuses), benefits, and/or stock options pursuant to Section 3.3 above, as well as any vested benefits pursuant to any plans of the Employer in which Executive participated or had an interest prior to this Agreement that are covered by or governed by the Employee Retirement Income Security Act, this Agreement, including any addendums hereto, constitutes the entire agreement between Executive and the Employer relating in any way to the employment of Executive by the Employer, and supersedes all prior discussions, understandings and agreements between them with respect thereto.

8.3 Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Employer will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Employer is a party or (b) any corporation, partnership, association or other person to which the Employer may transfer all or substantially all of the assets and business of the Employer existing at such time or (c) the parent of Bank. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.4 Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5 Waiver of Rights. No waiver by the Employer or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6 Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.

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8.7 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. Executive agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be either in the Circuit Court for the County of Fairfax, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division, subject to the court’s subject matter jurisdiction over such action.

8.8. Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

8.9 Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, Millennium Bank, N.A. and Millennium Bankshares Corporation and Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE		MILLENNIUM BANK, N.A.
A National Banking Association

/s/ Carroll C. Markley	12/20/04	By:	/s/ J. Anthony Fulkerson	12/20/04
Carroll C. Markley	Date		J. Anthony Fulkerson	Date

		Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

		By:	/s/ William P. Haggerty	12/20/04
			William P. Haggerty	Date

		Title:	Chairman, Compensation Committee

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ADDENDUM A TO

EMPLOYMENT AGREEMENT OF CARROLL C. MARKLEY

This Addendum A (“Addendum”) to the Employment Agreement of Carroll C. Markley (“Agreement”) is made of the date of the last signature hereto and supersedes and replaces any prior Addendum A to the Agreement.

A.	Executive’s title for purposes of Section 1.1 of the Agreement shall be Chairman, President, and Chief Executive Officer of the Holding Company and Chairman and Chief Executive Officer of the Bank.

B.	Executive’s Manager for purposes of Section 1.2 of the Agreement shall be the Boards of Directors of the Bank and of the Holding Company.

C.	The Effective Date of the Agreement is January 1, 2005.

D.	The Effective Date of this Addendum is January 1, 2005.

E.	Effective January 1, 2005, Executive’s Base Salary for purposes of Section 3.1 of the Agreement shall be $15,833.33 monthly, which is $190,000 annualized.

F.	Pursuant to Section 3.2 of the Agreement, Executive shall be eligible to participate in the Millennium Bank Executive Incentive Compensation Plan (the “Incentive Comp Plan”). Executive’s target bonus eligibility under the Incentive Comp Plan shall be 25% of Executive’s Base Salary (the “Target Bonus”) subject to the terms of the Plan, which shall be provided to Executive at a later date.

G.	The reference to “twenty-four (24) months” in Section 7.4(a)(ii) of the Agreement shall be changed to “forty-eight (48) months”.

H.	In addition to other expenses that shall be reimbursed pursuant to Section 3.4 of the Agreement, Bank agrees that it shall further be responsible for the payment of Executive’s Westwood country club membership dues, as well as any related entertainment expenses as a result of entertaining clients, incurred by Executive during the term of this Agreement

EXECUTIVE		MILLENNIUM BANK, N.A.
A National Banking Association

/s/ Carroll C. Markley	12/20/04	By:	/s/ J. Anthony Fulkerson	12/20/04
Carroll C. Markley	Date		J. Anthony Fulkerson	Date

		Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

		By:	/s/ William P. Haggerty	12/20/04
			William P. Haggerty	Date

		Title:	Chairman, Compensation Committee

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